SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1A, of Global Smoothie Supply Inc., of our report dated April 28, 2010 on our audit of the financial statements of Global Smoothie Supply Inc. as of December 31, 2009 and December 31, 2008 (Restated), and the related statements of operations, stockholders’ equity and cash flows for years ended December 31, 2009 and December 31, 2008 (Restated), and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
June 3, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351